EXHIBIT 99.1

F  O  R    I  M  M  E  D  I  A  T   E    R  E  L  E  A  S  E

September 30, 2015

For investor information contact:

Scott Estes (419) 247-2800

For media information contact:

Barbara Montresor (419) 250-7648

Zack Ottenstein (419) 247-5699

HEALTH CARE REIT BECOMES WELLTOWER™, DRIVING INNOVATION, VALUE AND

THE TRANSFORMATION OF HEALTH CARE INFRASTRUCTURE

Welltower on track to exceed $30 billion of gross real estate investments driven by health care market demand, demographic changes and unique partnership model

Toledo, Ohio – September 30, 2015 – Health Care REIT, Inc. (NYSE:HCN) today announced that it is changing its name to Welltower Inc.

Welltower partners with leading seniors housing, post-acute operators and health systems to fund the real estate infrastructure needed to grow their platforms and support the evolution of health care delivery. Welltower’s common and preferred stock will continue to trade on the New York Stock Exchange under the ticker symbol “HCN.”

“Welltower is a brand that emphasizes wellness and positions us as an essential partner in the transformation of health care infrastructure,” said Thomas J. DeRosa, Chief Executive Officer. “To deliver better care at lower cost and promote wellness for an aging population, health care is evolving from a hospital-centric model to a networked model of lower cost, more consumer friendly outpatient, post-acute and seniors housing settings. This transition is only possible with the capital to support innovative solutions and investment in health care infrastructure. Together with our operating partners, Welltower is answering this infrastructure challenge.”

Welltower is a leader in the $1 trillion U.S. health care real estate market. The company has completed or announced more than $3.8 billion of investments this year and is on track to exceed $30 billion of gross real estate investments. Since 2010, the company has experienced explosive growth, announcing over $26 billion of investments while its enterprise value has increased more than 300% to $36 billion. During the same period of time, the company has paid $3.9 billion of common dividends.

A majority of the company’s growth has been with existing operating partners, demonstrating the value of the company’s partnership-based, win-win investing philosophy. Welltower has built an unparalleled relationship network with the leading seniors housing and post-acute operators and health systems. The company owns more than 1,400 properties in major, high-growth markets in the U.S., Canada and the United Kingdom, with investments across the care continuum:

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•	Seniors Housing: Assisted and independent living communities that redefine the concept of home, and new advances in residential care for people with dementia and other chronic conditions;

•	Post-Acute Care: High-impact post-acute rehabilitation centers related to illness, surgery or injury designed to keep people out of the hospital and drive more effective treatment; and

•	Outpatient Medical: State-of-the-art outpatient centers and physician office buildings that perform a growing number of same-day medical procedures in convenient, accessible settings.

Welltower’s growth is supported by health care market demands and demographic changes that will drive health care infrastructure investments over the coming years. These include:

•	Evolution away from hospital-centric or nursing home based models to networked care options that can provide better care at lower cost;

•	Outcome-based financial incentives for health care providers that are designed to improve the quality of care, avoid (re)hospitalizations and shift care to lower cost settings;

•	Estimates that the population over the ages of 75 and 85 years old will double over the next 20 years; and

•	Health systems looking for alternative real estate capital solutions that allow them to focus on investments in their missions, optimizing resources and extending care into the communities they serve.

Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing, post-acute operators and health systems to fund the real estate and infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of senior living, post-acute communities and outpatient medical centers. More information is available at www.welltower.com.

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Forward-Looking Statements and Risk Factors

This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our investment and financing opportunities and plans; our continued qualification as a REIT; and our ability to access capital markets or other sources of funds. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the failure to make new investments or acquisitions as and when anticipated; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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